EXHIBIT 4.12

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 4, 2010, by and among B.O.S Better Online Solutions Ltd. (the “Company”), and Telegraph Hill Capital Fund I, LLC, whose address is 582 Market Street, Suite 700, San Francisco, CA 94104, U.S.A. (the “Investor”).

WHEREAS, subject to the terms and conditions herein, the Investor desires to acquire from the Company, and the Company desires to issue to the Investor Ordinary Shares of the Company, par value NIS 4.00 each (each, a “Share” and collectively, the “Shares”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agrees as follows:

1.             PURCHASE AND SALE OF SHARES/LOAN CONVERSION COMMITMENT/OTHER COVENANTS.

1.1           Subject to the satisfaction of the terms and conditions described in this Agreement, at the Closing (as defined below), the Company agrees to sell to the Investor, and the  Investor agrees to purchase from the Company, such number of  Shares at a  purchase price per Share equal to the higher of (a) $2.40 or (b) 10% above the volume weighted average trading  price of the Company’s Ordinary Shares on the Nasdaq Capital Market for the five (5)  trading days immediately prior to the date of the Closing (the “PPS”), against the payment to the Company of a total of $300,000 (the “Purchase Amount”).

1.2           Effective as of the Closing, the Investor and the Company hereby agree that the Loan Agreement dated as of June 2009 by and between the Company and the Investor (the “Loan Agreement”) shall be deemed amended as follows:  the Lender’s right to convert provided under section 2.4 of the Loan Agreement is hereby modified such that, if the volume weighted average trading price of the Company’s Ordinary Shares twenty (20) trading days immediately prior the Maturity Date is equal to or greater than $4.00 per Share, then the principle and Interest on the Loan (subject to applicable withholding tax with respect to the Interest), shall be automatically converted into Ordinary Shares of the Company on the Maturity Date, at the conversion price stated in section 2.4 of  the Loan Agreement (i.e. $3.25 post reverse split).  Capitalized terms used in this Section 1.2 not otherwise defined shall have the meanings ascribed in the Loan Agreement.

1.3           Immediately following the Closing, Luis Gutierrez Roy (“Roy”), a representative of the Investor, shall be appointed as a member of the Board of Directors, to serve until the next annual general meeting of the shareholders.  The Company further undertakes to nominate Roy as a candidate for election to the Board of Directors at the next annual general meeting of the shareholders.

1.4           If the Company at any time shall determine to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement relating to an offering of its equity securities, for its own account or the account of others  (except with respect to registration statements on Form F-4, Form S-8 or another form not available for registering the Investor’s shares for sale to the public), the Company will give the Investor notice of its intention to do so and undertakes, to the extent requested by the Investor in writing, to use its best efforts to cause the Ordinary Shares purchased hereunder and any shares issued to the Investor in connection therewith prior to the registration statement becoming effective (the “Registrable Securities”) to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the Investor of such Registrable Securities.  Notwithstanding the above,

(a) Registrable Securities shall be included in such Registration Statement only to the extent that their inclusion will not: (i) limit the number of securities sought to be included by the Company for its own account or pursuant to the Company’s agreements with other shareholders; (ii) in the opinion of the Company, reduce the offering price or trading price of the Company’s Ordinary Shares; or (iii) cause the Registration Statement to exceed any limit as may be mandated by the Commission or by applicable regulation;

(b)  In the event that any registration pursuant to this Section 1.4 shall be, in whole or in part, an underwritten public offering, and the managing underwriter advises the Company that the inclusion of any or all of the Registrable Securities proposed to be included in such registration could interfere with the successful marketing (including pricing) of the offering, then the size of the offering shall be reduced accordingly with any reduction applied first to the Registrable Securities proposed to be registered and thereafter to securities of other shareholders proposed to be registered; and

(c)  The Company may withdraw any registration statement referred to in this Section 1.4 without thereby incurring any liability to the Investor.

The Company shall be responsible for all expenses relating to the Company's compliance with Section 1.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees of the NASD, fees of transfer agents and registrars.  Selling commissions and discounts applicable to the sale of Registrable Securities shall be sole responsibility of the Investor.

2.           CLOSING.  The execution and delivery of this Agreement (and the performance thereof) shall occur on October 4, 2010, upon delivery by facsimile or e-mail of the pdf version of executed signature pages of this Agreement and all other documents, instruments and writings required to be delivered pursuant to this Agreement to Amit, Pollak, Matalon & Co., NITSBA Tower, 17 Yitzhak Sadeh Street, Tel-Aviv 67775 Israel attn: Shlomo Landress, Adv., Fax: (972) 3 568-9001 (the “Closing”).  At the Closing on October 4, 2010, the Investor shall deliver to the Company payment in full (without deduction of any fees or taxes) for the Shares to be purchased, via wire transfer of immediately available funds in accordance with the instructions below or bank or cashier’s check. Within 10 days from  the Closing, the Company will deliver to the Investor a duly executed share certificate reflecting the number of shares purchased hereunder.

3.             REPRESENTATIONS AND WARRANTIES BY THE COMPANY.  The Company hereby represents and warrants to the Investor that:

3.1           Corporate Organization.  The Company is a corporation duly incorporated and validly existing under the laws of Israel, and has the corporate power to own its property and to carry on its business as now being conducted. The Company’s shares are traded on the Nasdaq Capital Market.

3.2           Due Authorization and Valid Issuance.  The Company has the corporate power to enter into this Agreement. The Agreement has been, or will have been, at the time of its  execution and delivery, duly executed and delivered by the Company. Prior to the Closing of this Agreement, the Company shall have acted to complete all corporate action necessary on its part for the issuance, sale and delivery of the Shares. The Shares being purchased by the Investor hereunder will, upon issuance and payment therefore pursuant to the terms hereof, be duly authorized, validly issued, fully-paid and nonassessable.

3.3           Binding Agreement. The Agreement constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors and contracting parties generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought, and (iii) rights to indemnity and contribution may be limited by Israeli or U.S. state or federal securities laws applicable to the Company or by the public policy underlying such laws.

3.4           Non-Contravention.  Neither the execution and delivery of the Agreement, nor the consummation of the transactions or the performance of the obligations contemplated hereby will result in any violation or breach of Company’s Articles of Association as currently in effect, board resolutions or shareholders resolutions.

3.5           No Consent. To the Company’s best knowledge, and in reliance on the representations of the Investor given in Section 4 hereof, except for reporting obligations and approvals required under applicable securities laws and market regulations in Israel and the United States and for notices to or approvals by the Office of the Chief Scientist (if required), no consent of any governmental body or third party is required to be made or obtained by the Company in connection with the execution and delivery of the Agreement by the Company or the consummation by the Company of the transactions or the performance of the obligations contemplated hereby by the Company.

3.6           Capitalization. The authorized share capital of the Company consists of   7,000,000 Ordinary Shares, nominal value NIS 20.00 per share, of which, as of September 15, 2010 , 2,653,454 Ordinary Shares are issued and outstanding.

3.7           Financial Statements.

 The audited consolidated financial statements of the Company as of December 31, 2009 and the related notes thereto, as filed by the Company with the Securities and Exchange Commission (“SEC”) under Form 20-F on June 30, 2010, fairly present the financial position of the Company as of their respective dates, and have been prepared in accordance with the books and records of the Company as at the applicable dates and for the applicable periods. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as may be disclosed in the notes to such financial statements, or as may be permitted by the Securities and Exchange Commission and except as disclosed in the filings the Company made in connection with such statements, if any.

3.8           Legal Proceedings.  Except as disclosed in the Company’s public filings, there is no material legal or governmental proceeding pending or, to the knowledge of the Company, threatened to which the Company is or may be a party.

3.9           Intellectual Property.  (i) The Company, either directly or through its subsidiaries, owns or possesses sufficient rights to use all material patents, patent rights, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, “Intellectual Property”) described or referred to in the Company’s public filings as owned or possessed by it, except where the failure to own or possess would not have a material adverse effect on the Company, (ii) to the knowledge of the Company, the Company is not infringing, nor has it received any notice of, any asserted infringement of, any rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, would have a material adverse effect on the Company.

3.10           Compliance with Law.  To the knowledge of the Company, the business of the Company is conducted in accordance with applicable laws, except to extent that, individually or in the aggregate, would not have a material adverse effect on the Company.

3.11           Disclosure. The representations and warranties of the Company contained in this Section 3 as of the date hereof and as of the Closing, and in the Company’s public filings with the SEC, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein, in light of the circumstances under which they are made, not misleading.

4.             REPRESENTATIONS OF THE INVESTOR.  The Investor represents to the Company that:

4.1           Enforceability.  (i) The Investor is authorized and qualified and has full right and power to become an investor in the Company, is authorized to purchase the Shares and to perform its obligations pursuant to the provisions hereof, (ii) the person signing the Agreement and any other instrument executed and delivered therewith on behalf of the Investor has been duly authorized by such entity and has full power and authority to do so, and (iii) the Investor has not been formed for the specific purpose of acquiring an interest in the Company.

4.2           Restrictions on Transferability and Hedging.

4.2.1           The Investor understands that (i) the Shares have not been registered under the Securities Act of 1933, or under the laws of any other jurisdiction; (ii) such Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and, where required, under the laws of other jurisdictions or unless an exemption from registration is then available; (iii) there is now no registration statement on file with the Securities and Exchange Commission with respect to the Shares to be purchased by the Investor.

4.2.2           The Investor acknowledges and agrees that the certificates representing the Shares shall bear restrictive legends as counsel to the Company may determine are necessary or appropriate, including without limitation, legends under applicable securities laws similar to the following:

“The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred, assigned or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of the Company’s counsel that registration under such Act is not required.”

4.2.3            The Company will not register any transfer of Shares not made pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

4.2.4            The Investor agrees not to engage in hedging transactions with regard to the Shares sold pursuant to this Agreement.

4.3           Investment Purposes. The Shares are being acquired for investment purposes. The Shares are not being purchased with a view to, or for sale in connection with, any distribution or other disposition thereof. The Investor has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition and it will not divide its interest in the Company’s Shares with others, resell or otherwise distribute the Shares in violation of U.S. federal or state  securities laws or the Israeli Securities Law.

4.4           Information and Advice.

4.4.1           The Investor has carefully reviewed and understands the risks of a purchase of the Shares. In connection with the Investor’s investment in the Company, it has obtained the advice of its own investment advisors, counsel and accountants (the “Advisors”).  The Investor and its Advisors have reviewed the Company’s public filings and have been furnished with all materials relating to the Company or the offering of the Shares (the “Offering”) that they have requested.  The Investor and its Advisors have been afforded the opportunity to ask questions of the Company concerning the financial and other affairs of the Company and the conditions of the Offering and to obtain any additional information necessary to verify the accuracy of any representations or information set forth with respect to the Shares.

4.4.2             The Company has answered all reasonable inquiries that the Investor and its Advisors have made concerning the Company or any other matters relating to the creation and operations of the Company and the terms and conditions of the Offering.

4.5           Sophistication and Risk.

4.5.1            It has such knowledge and experience in financial and business matters, that it is capable of evaluating, and has evaluated, the merits and risks of the Offering.  By reason of its business or financial experience, it has the capacity to protect its interests in connection with an investment in the Company.

4.5.2            It understands that no Israeli or U.S. federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the transactions contemplated in the Agreement.

4.5.3            It understands that the Shares are speculative investments, which involve a high degree of risk, including the risk that the Investor might lose its entire amount invested in the Company.

4.5.4            It understands that any tax benefits that may be available to the Investor may be lost through adoption of new laws, amendments to existing laws or regulations, or changes in the interpretation of existing laws and regulations.

4.5.5            It has the financial ability to bear the economic risk of its investment in the Company and has adequate net worth and means of providing for the Investor’s current needs and contingencies to sustain a complete loss of the Investor’s investment and has no need for liquidity in the Investor’s investment in the Company.

4.5.6            It is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933.

4.6           No solicitation.  At no time was the Investor presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation concerning the Offering.

4.7           Broker-Dealer.  The Investor is not a broker-dealer, nor is it an affiliate of any broker-dealer.

4.8           Further Indebtedness.  The Investor acknowledges that no provision of the Agreement executed and delivered by the Company restricts, or shall be construed to restrict, in any way the ability of the Company to incur indebtedness or to issue share capital or other equity securities (or securities convertible into equity securities) of the Company or to grant liens on its property and assets.

4.9           Voting and/or Investment Control over the Investor.  The Investor has made available to the Company a list of individuals who have or share voting and/or investment control over such Investor. The Investor shall update such list as reasonably requested by the Company to comply with request for such information from any regulatory body.

4.10           Independent Investment.   The Investor is acting independently with respect to its investment in the Shares.

4.11           Holdings. Schedule 1 attached hereto reflects the holdings of the Company’s shares by the Investor and its affiliates as of the date hereof, and as of the Closing.

4.12           Availability of Exemptions.  The Investor understands that the Shares are being offered and sold in reliance on a transactional exemption or exemptions from the registration requirements of Israeli and U.S. federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the applicability of such exemptions and the suitability of the Investor to acquire the Shares.

4.13            Indemnification.  The Investor agrees to indemnify, defend and hold harmless the Company and its shareholders, directors, executive officers and affiliates from and against all liability, damage, losses, costs and expenses (including reasonable attorneys’ fees) which they may incur by reason of the failure of the Investor to fulfill any of the terms and conditions of this Agreement, or by reason of any breach of the representations and warranties made by the Investor herein or in any document provided by the Investor to any executive officers, directors, the Company or any of their affiliates.

4.14           Disclosure. The representations and warranties of the Investor contained in this Section 4 as of the date hereof and as of the Closing, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they are made, not misleading.  The Investor understands and confirms that the Company will rely on the foregoing representations in effecting the transaction contemplated in the Agreement and other transactions in securities of the Company.

5.           CONDITIONS OF INVESTOR’S OBLIGATION AT THE CLOSING. The obligation of the Investor to purchase the Shares is subject to the fulfillment or waiver by the Investor prior to or on the date of the Closing of the conditions set forth in this Section 5.  In the event that any such condition is not satisfied to the satisfaction of the Investor, then the Investor shall not be obligated to proceed with the purchase of such securities.

5.1           Representations and Warranties. The representations and warranties of the Company under this Agreement shall be true in all material respects as of the Closing, with the same effect as though made on and as of such date.

5.2           Compliance with Agreements.  The Company shall have performed and complied in all material respects with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing.

5.3           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

6.           CONDITIONS OF THE COMPANY’S OBLIGATION AT THE CLOSING. The obligation of the Company to issue the Shares to the Investor is subject to the fulfillment or waiver by the Company prior to or on the Closing of the conditions set forth in this Section 6.  In the event that any such condition is not satisfied to the satisfaction of the Company, then the Company shall not be obligated to proceed with the sale of the securities under this Agreement.

6.1           Representations and Warranties. The representations and warranties of the Investor under this Agreement shall be true in all material respects as of the Closing, with the same effect as though made on and as of such date.

6.2           Compliance with Agreements.  The Investor shall have performed and complied in all respects with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing.

6.3           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

6.4           Delivery of Purchase Amount.  The Investor shall have delivered to the Company its Purchase Amount for the Shares at the Closing Date.

6.5           Government Approvals. The Company shall have received all necessary governmental approvals with respect to the transactions contemplated hereby. The Investor shall have executed any confirmations required by the Office of Chief Scientist, if applicable.

6.6           Notices to Nasdaq. The Company shall have made all required filings of notices with Nasdaq . The Company shall use its best efforts to complete such filings.

7.           CONFIDENTIALITY. Any information disclosed to the Investor or its Advisors, which has not previously been made available to the general public by the Company, if any, shall be considered Confidential Information. The Investor acknowledges the confidential nature of the Confidential Information it may have received, and agrees that the Confidential Information is the valuable property of the Company. The Investor agrees that it and its Advisors shall not reproduce any of the Confidential Information without the prior written consent of the Company, nor shall they use any Confidential Information for any purpose except as permitted by and in the performance of this Agreement, or divulge all or any part of the Confidential Information to any third party. The confidentiality obligations undertaken by the Investor hereunder will remain in full force and effect regardless of the execution and consummation or termination of this Agreement.

8.           MISCELLANEOUS.

8.1           Amendments. This Agreement may be modified, supplemented or amended only by a written instrument executed by both parties.

8.2           Notices.  Any notice that is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes,  (i) when delivered in writing by hand, upon delivery; (ii) if sent via facsimile or email, upon transmission  (and if transmitted and received on a non-business day, on the first business day following transmission), (iii) seven (7) business days (and fourteen (14) business days for international mail) after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (iv) three (3) business days after being sent by internationally overnight delivery providing receipt of delivery, to the following addresses:

if to the Company, B.O.S Better Online Solutions Ltd., 20 Freiman Street, Rishon Lezion, 75101 Israel Attn: Mr. Eyal Cohen, CFO, facsimile: (972) 3 954-1003, with a copy to Amit, Pollak Matalon & Co., NITSBA Tower, 17 Yitzhak Sadeh St., Tel-Aviv 67775 Israel  attn: Shlomo Landress, Adv. Fax: (972) 3 568-9001; or at any other address designated by the Company to the Investor in writing;

if to the Investor, to its address listed in the preamble  hereto or at any other address designated by the Investor to the Company in writing.

8.3           Survival of Representations and Warranties. All representations and warranties contained herein or  in any certificate or document delivered hereunder  shall survive after the execution and delivery of this Agreement or such certificate or document, as the case may be, for a period of 24 months from the date hereof. All covenants and agreements in the Agreement shall survive in accordance with their terms. This Section shall survive the termination of this Agreement for any reason.

8.4           Delays or Omissions; Waiver. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.5           Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

8.6           Entire Agreement. This Agreement and the exhibits and schedules hereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

8.7           Headings.  All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

8.8           Severability. Should any one or more of the provisions of this Agreement (including its exhibits and schedules) be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision, which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

8.9           Assignment. This Agreement may not be assigned in whole or in part by the Investor without the prior written consent of the Company.

8.10           Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Israel, without regard to conflict of laws provisions. Any dispute arising under or in relation to this Agreement shall be adjudicated in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

8.11           Counterparts. This Agreement may be executed concurrently in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.12           Further Actions.  At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first set forth above.

B.O.S. BETTER ONLINE SOLUTIONS LTD. By:____________________________ Name: ______________________ Title: _______________________
TELEGRAPH HILL CAPITAL FUND I, LLC By:____________________________ Name: Luis Gutierrez Roy Title: Managing Partner

Schedule 1

INVESTOR’S NAME AND ADDRESS	PURCHASE AMOUNT	NO. OF SHARES PURCHASED [to be completed at Closing]	PRE-CLOSING HOLDINGS*		POST-CLOSING HOLDINGS*
			Amount	Percent	Amount	Percent
	$300,000	96,362

*  Excluding existing  Conversion Shares (61,539) and Warrant Shares (75,939)